Exhibit 99.1

March 28, 2025

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive and Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR FISCAL YEAR ENDED December 28, 2024

Edison, New Jersey — March 28, 2025 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended December 28, 2024 today.

Tofutti Brands reported net sales for the fiscal year ended December 28, 2024 of $8,820,000, a decrease of $1.248,000 or 12%, from net sales of $10,068,000 for the fiscal year ended December 30, 2023. Sales of plant-based cheese products decreased to $7,428,000 in the fiscal year ended December 28, 2024 from $8,564,000 in the fiscal year ended December 30, 2023. Sales of our plant-based cheese products were negatively impacted by increased competition with the introduction of new vegan cheese products by a number of other companies with significantly greater resources than us. Sales of our frozen dessert product lines decreased to $1,392,000 in the fiscal year ended December 28, 2024 from $1,504,000 in fiscal 2023. Sales of our frozen dessert products, which are part of the ice cream food category, have been negatively impacted by the industry-wide decline in ice cream sales.

The Company’s gross profit for the year ended December 28, 2024, decreased by $546,000 to $2,250,000 from $2,797,000 for the fiscal year ended December 30, 2023. Our gross profit percentage for the fiscal year ended December 28, 2024 was 26% compared to 28% for the fiscal year ended December 30, 2023. The decrease in gross profit was caused primarily by the decrease in sales and the decrease in gross profit percentages was caused by increase in the cost of packaging and certain key ingredients. During the fourth quarter of 2024, we instituted a general price increase which became effective at the start of fiscal year 2025.

Total operating expenses decreased by $177,000, or 6%, to $2,858,000 for the year ended December 28, 2024 compared to total operating expenses of $3,035,000 in the year ended December 30, 2023. As a result of the foregoing we recorded an operating loss of $607,000 in the year ended December 28, 2024 as compared with an operating loss of $238,000 in the year ended December 30, 2023.

Income tax expense for the year ended December 28, 2024 was $251,000 compared to income taxes of $126,000 for the year ended December 30, 2023. The increase in income tax expense was due to a revaluation to the Company’s deferred tax asset. We recorded a net loss of $860,000 in the year ended December 28, 2024 as compared with a net loss of $366,000 in the year ended December 30, 2023.

At December 28, 2024, we had approximately $462,000 in cash, and our working capital was $2,893,000 as compared to $837,000 in cash and working capital of $3,440,000 at December 30, 2023. Our cash position at March 25, 2025 was $626,000. We principally operate our business on the cash flows from our operations and currently have no borrowings.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than twenty-five (25) dairy-free foods including cheese products and frozen desserts. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than fifteen (15) countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

STATEMENTS OF OPERATIONS

(In thousands, except for per share data)

	Fiscal year ended December 28, 2024	Fiscal year ended December 30, 2023

Net sales	$8,820	$10,068
Cost of sales	6,569	7,271
Gross profit	2,251	2,797

Operating expenses:
Selling and warehousing	869	1,054
Marketing	416	424
Product development costs	132	166
General and administrative	1,441	1,391
Total operating expenses	2,858	3,035

Loss from operations and before interest expense and income taxes	(607)	(238)

Interest expense	2	2
Loss before provision for income taxes	(609)	(240)
Income taxes	251	126

Net loss	$(860)	$(366)

Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,154	5,154
Net loss per common share:
Basic	$(0.17)	$(0.07)
Diluted	$(0.17)	$(0.07)

TOFUTTI BRANDS INC.

BALANCE SHEETS

(In thousands, except for share and per share data)

	December 28, 2024	December 30, 2023
Assets
Current assets:
Cash	$462	$837
Accounts receivable, net of allowance for credit losses and sales promotions of $389 and $525, respectively	989	828
Inventories	1,879	2,475
Prepaid expenses and other current assets	111	93
Total current assets	3,441	4,233

Operating lease right-of-use assets	340	81
Finance lease right-of-use asset	21	36
Deferred tax assets	-	246
Other assets	21	19
Total assets	$3,823	$4,615

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	257	237
Accrued expenses	275	541
Financing lease liability, current portion	16	15
Total current liabilities	548	793

Operating lease liabilities, net of current portion	283	7
Finance lease liability, net of current portion	6	23
Total liabilities	837	823

Stockholders’ equity:
Preferred stock – par value $.01 per share; authorized 100,000 shares, none issued and outstanding	-	-
Common stock – par value $.01 per share; authorized 15,000,000 shares, 5,153,706 shares issued and outstanding	52	52
Additional paid-in capital	377	323
Retained earnings	2,557	3,417
Total stockholders’ equity	2,986	3,792
Total liabilities and stockholders’ equity	$3,823	$4,615